For editorial information:
Nancy Lamb
The Dow Chemical Company
+1 (989) 638-7251
nelamb@dow.com

FOR IMMEDIATE RELEASE

Main Project Financing Completed for Sadara Project

MIDLAND, MI – June 17, 2013 – The Dow Chemical Company (NYSE: DOW) today announced the signing of the main financing for the Sadara project. Sadara Chemical Company (Sadara), Dow’s joint venture with Saudi Arabian Oil Company (Saudi Aramco), entered into definitive agreements with certain export credit agencies, commercial banks and the Public Investment Fund of the Kingdom of Saudi Arabia for approximately $10.5 billion of additional project financing. The financing supplements the $2 billion raised through a Sukuk Islamic bond issuance in April, 2013, bringing the total Sadara project financing raised to approximately $12.5 billion, which will be used to fund the construction and start-up of the joint venture.

Financial close of the project financing is expected to occur in the third quarter of this year.

“Securing the financing for this historic project is the achievement of a significant and critical milestone,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “Sadara is a cornerstone of Dow’s growth strategy. The joint venture will introduce a differentiated product slate from a competitive, low-cost position which will transform the landscape of our industry and the chemicals and plastics sector in Saudi Arabia.”

“The response to the Sadara joint venture financing has been very strong,” said Bill Weideman, Dow’s executive vice president and chief financial officer. “This high-quality investment is expected to provide a competitive cost position for the Company, while capturing customer demand in emerging regions and driving high-margin, sustainable global growth.”

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The formation of this joint venture is a major step forward in Dow’s strategy to drive long-term profitable growth in its downstream, innovation-driven businesses and in fast-growing regions such as Asia Pacific, the Middle East and Africa, and Eastern Europe. The joint venture is expected to deliver EBITDA margins of 35-40 percent and a stream of equity earnings for Dow averaging $500 million annually during the first 10 years following its start-up.

Sadara is building  a world-scale, fully integrated chemicals complex in Jubail Industrial City II, Kingdom of Saudi Arabia. The complex will be comprised of 26 manufacturing units, will possess flexible cracking capabilities and is expected to produce more than 3 million metric tons of high-value performance plastics and specialty chemical products. The first production units are expected to come on-line in the second half of 2015, with full production starting in mid-2016.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2012, Dow had annual sales of approximately $57 billion and employed approximately 54,000 people worldwide. The Company’s more than 5,000 products are manufactured at 188 sites in 36 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

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®Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow